Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2010 Second Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--July 29, 2010--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the second quarter of 2010. Net income (loss) for the six months and second quarter ended June 30, 2010 was $382,000 and $289,000 compared to $202,000 and ($705,000) for the same periods of 2009. Net loan charge-offs were $3.5 million as of the quarter ended June 30, 2010 as compared to $2.2 million for the same period in 2009. The provision for loan losses decreased $878,000 to $5.1 million at June 30, 2010 compared to $6.0 million at June 30, 2009. Our allowance for loan losses increased to $17.3 million or 2.43% of gross loans as of June 30, 2010 as compared to $13.3 million or 1.85% of gross loans as of June 30, 2009. This increase was necessary as some real estate values declined, and the economic recovery has been weaker thus far than previously forecasted. Nonperforming assets declined slightly to $32.7 million at June 30, 2010 from $33.3 million at March 31, 2010, due to a decline in nonaccrual loans over the past quarter. Nonperforming loans decreased 29.5% to $19.4 million at June 30, 2010 from $27.5 million at June 30, 2009, as properties were foreclosed and ultimately either sold or held as Other Real Estate Owned (OREO), which increased $9.1 million over the prior year. FDIC insurance premiums increased to $1.2 million for the six months ended June 30, 2010 as compared to $720,000 for the same period in 2009.

Net interest income increased by $1.7 million or 12.2% to $15.8 million for the six months ended June 30, 2010 as compared to $14.1 million for the same period in 2009. The primary driver of increased NII is a $2.0 million reduction of interest expense which can be attributed to declining deposit rates which are expected to continue throughout 2010. Net interest margins annualized for the quarter and six months ending June 30, 2010, respectively, were 3.55% and 3.50% as compared to 3.26% and 3.16% for the same period in 2009.

The Bank remained well capitalized with total risk based capital of 13.3%, tier 1 risk based capital of 10.3%, and leverage ratio of 7.7% at June 30, 2010, as compared to 11.7%, 9.3%, and 7.2%, respectively, at June 30, 2009. The minimum levels to be considered “well capitalized” for each of these ratios are 10%, 6%, and 5%, respectively, but in the current banking climate, management believes higher capital levels are prudent for safe and sound bank management. Therefore, our capital plan establishes our goal to maintain minimum ratios of 12%, 8%, and 7%, respectively, throughout this difficult banking cycle. We maintained our reduced level of quarterly dividend payments in the second quarter of 2010. While maintaining our dividend payments is desirable, capital preservation is our highest priority in the near future. In order to preserve capital, we decreased the level of dividends paid to our shareholders from the $0.085 per share that was paid in the second quarter of 2009 to $0.01 per share paid in the second quarter of 2010, a decrease of 88.2%. Book value per share at June 30, 2010 and 2009 was $8.96 and $9.39, respectively. Tangible book value per share at June 30, 2010 was $8.91 as compared to $8.47 at June 30, 2009.

Nonperforming assets are comprised of $17.0 million of loans in nonaccrual status, $2.4 million of loans 90 or more days past due but still accruing, and $13.3 million in other real estate owned (OREO) at June 30, 2010. The levels of each of these at June 30, 2009 were $25.6 million, $1.9 million, and $4.2 million, respectively. While the levels are elevated, there has been much progress over the past 12 months toward systematically working through the problem credits to effectively manage our nonperforming assets.

Total noninterest income for the six months and second quarter ended June 30, 2010, respectively, increased $345,000 and $611,000 to $3.9 million and $2.5 million from $3.6 million and $1.9 million for the same periods ended June 30, 2009, primarily due to increased fees generated from electronic banking initiatives. Total noninterest expense for the six months and second quarter ended June 30, 2010, respectively, increased $2.5 million and $1.0 million to $14.5 million and $7.3 million from $12.0 million and $6.3 million for the same periods ended June 30, 2009. The increase was primarily due to $1.3 million in increased expenses related to foreclosures and losses on the sale of repossessed collateral, approximately $600,000 spent early in 2010 in connection with the acquisition of Nuestro Banco, $436,000 additional FDIC insurance premiums paid due to increased rates, $236,000 in professional and legal fees, and losses on the writedown of Nuestro Banco fixed assets of $92,000.

Total assets increased $2.9 million to $946.6 million at June 30, 2010 as compared to $943.7 million at June 30, 2009. Gross loans decreased $7.8 million and total deposits decreased $860,000. These changes include our acquisition of Nuestro Banco as of December 31, 2009, which added assets of approximately $14.8 million including gross loans of approximately $6.6 million, and increased deposits by approximately $6.8 million. Average earning assets at June 30, 2010 and 2009 were $910.5 million and $902.8 million, respectively. Local deposits increased $18.1 million to $557.6 million at June 30, 2010 as compared to $539.5 million at June 30, 2009, while out of market wholesale deposits decreased $18.9 million to $179.9 million from $198.8 million.

Chairman, Chief Executive Officer and President Ayden R. Lee, Jr. stated, “We are pleased to continue our return to profitability and anticipate better results going forward. We remain confident in our ability to be ready to meet the increased demand for credit in our markets as the economic recovery strengthens.”

With $946.6 million in total assets as of June 30, 2010, Four Oaks Fincorp, Inc., through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its 18 offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and other uncertainties. Additional factors that could cause actual results to differ materially are discussed in our filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. We do not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, 919-963-2177
Nancy S. Wise, Executive Vice President and Chief Financial Officer, 919-963-2177